Exhibit 2.2
State of Delaware
Secretary of State
Division of Corporations
Delivered 05:05 PM 12/05/2006
FILED 04:51 PM 12/05/2006
SRV 061109817 — 4070818 FILE
STATE OF DELAWARE
CERTIFICATE OF MERGER OF
DOMESTIC CORPORATION AND
FOREIGN LIMITED LIABILITY COMPANY
Pursuant to Title 8, Section 264(c) of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:
FIRST: The name of the surviving corporation is Smart Move, Inc. , a Delaware Corporation, and the name of the limited liability company being merged into this surviving corporation is A Smart Move L.L.C. , a (list jurisdiction) Colorado limited liability company.
SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by the surviving corporation and the merging limited liability company.
THIRD: The name of the surviving corporation is Smart Move, Inc. .
FOURTH: The merger is to become effective on December 6, 2006 at 4:30 pm.
FIFTH : The Agreement of Merger is on file at 5990 Greenwood Plaza #2, Suite 390, Greenwood Village, CO 80111, the place of business of the surviving corporation.
SIXTH: A copy of the Agreement of Merger will be furnished by the corporation on request without cost, to any stockholder of any constituent corporation or member of any constituent limited liability company.
SEVENTH; The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.
IN WITNESS WREREOF, said Corporation has caused this certificate to be signed by an authorized officer, the5th day of December AD, 2006.

By:	/s/ Chris Sapyta

Authorized Officer

Name:	Chris Sapyta

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Title:	President and Chief Executive Officer